UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 2, 2014

BANCORP OF NEW JERSEY, INC.

(Exact name of registrant as specified in its charter)

NEW JERSEY (State or other jurisdiction of incorporation)	001-34089 (Commission File Number)	20-8444387 (I.R.S. Employer Identification No.)

1365 Palisade Ave, Fort Lee, New Jersey 07024

(Address of principal executive offices) (Zip code)

(201) 944-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2014, the Bank of New Jersey (the “Bank”), a wholly-owned subsidiary of Bancorp of New Jersey, Inc. (the “Company”), and Michael Lesler, the Bank’s and the Company’s Chief Executive Officer, entered into an Employment Agreement (the “Employment Agreement”) which provides for an initial annual base salary of $350,000.00.  The base salary will be reviewed annually by the compensation committee of the board of directors, which may increase, but not decrease, the base salary.  The Employment Agreement also provides that Mr. Lesler is (i) eligible to receive discretionary and/or performance-based annual cash incentive/bonus payments as authorized by the board of directors, upon the recommendation of the compensation committee; (ii) entitled to a car allowance in the amount of $900.00 per month; and (iii) entitled to reimbursement for all reasonable and customary business expenses incurred by him with respect to the business of the Bank.

The Employment Agreement provides for a three-year term, subject to earlier termination pursuant to the terms of the Employment Agreement.  Beginning on the first day after June 2, 2014 and on each day thereafter, the term of Employment Agreement is renewed and extended for an additional period of three (3) years from that day, unless otherwise terminated.

Under the Employment Agreement, in the event that Mr. Lesler’s employment is terminated by the Bank by reason of Mr. Lesler’s permanent disability or without “Cause” (as defined in the Employment Agreement), the Bank would be obligated to, among other things, continue to pay Mr. Lesler his then current salary for two (2) years following the termination and continue his family health, vision, dental and life insurance coverages on the same schedule as if the employment had not been terminated.  The Bank would also be obligated to pay to Mr. Lesler two (2) times the annual incentive bonus payable under the then current incentive bonus plan calculated based upon one hundred percent (100%) goal achievement for the calendar year in which such employment is terminated.  Additionally, all of Mr. Lesler’s unvested restricted stock awards, stock options or other equity awards would become fully vested as of the date of termination.  In the event that Mr. Lesler secures new employment within such two (2) year period, such severance payments from the Bank would be terminated or, in the event that Mr. Lesler’s new compensation level is less than the compensation level paid by the Bank, reduced to the difference between the such new compensation level and the compensation level paid by the Bank.

In the event that Mr. Lesler voluntarily resigns or is terminated by the Bank for “Cause” (as defined in the Employment Agreement), Mr. Lesler would not be entitled to any further payment of benefits under the Employment Agreement other than salary accruing up to the date of termination, except for payment in connection with Mr. Lesler’s compliance with certain restrictive covenants.

The Employment Agreement contains customary confidentiality and restrictive covenant provisions.  In consideration of Mr. Lesler’s agreement to comply with such restrictive covenants, upon Mr. Lesler’s termination for any reason other than for “Cause,” the Bank would pay to Mr. Lesler his then current salary for one (1) year following the termination and continue his family health, vision, dental and life insurance coverages on the same schedule as if the employment had not been terminated.  In addition, the Bank would pay Mr. Lesler the annual incentive bonus payable under the then current incentive bonus plan calculated based upon one hundred percent (100%) goal achievement for the calendar year in which such employment is terminated and all of Mr. Lesler’s unvested restricted stock awards, stock options or other equity awards would become fully vested as of the date of termination.

The Change of Control Agreement between the Bank and Mr. Lesler, dated June 23, 2006, remains in effect and is not altered by the Employment Agreement.

The foregoing description of the Employment Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description

10.1	Employment Agreement, dated June 2, 2014, between the Bank of New Jersey and Michael Lesler

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP OF NEW JERSEY, INC.

Date: June 6, 2014	By:	/s/ Michael Lesler
Michael Lesler
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated June 2, 2014, between the Bank of New Jersey and Michael Lesler